Exhibit 99.1

RADIANT LOGISTICS DECLARES DIVIDEND OF $0.609375 PER SHARE ON ITS 9.75% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

BELLEVUE, WA, July 13, 2018 – Radiant Logistics, Inc. (NYSE American: RLGT), a domestic and international freight forwarding and logistics services company, today announced that in accordance with the terms of its 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock (RLGTPA), its Board of Directors has declared a cash dividend of $0.609375 per share. The dividend is payable with respect to the period commencing on April 30, 2018 and ending on July 30, 2018. The dividend is payable on July 31, 2018 to preferred stockholders of record as of July 30, 2018.

About Radiant Logistics

Radiant Logistics, Inc. (www.radiantdelivers.com) is a comprehensive North American provider of third party logistics and multimodal transportation services. As a non-asset provider, with minimal investment in equipment, Radiant delivers advanced supply chain solutions through a network of company-owned and strategic operating partner locations across North America. Through its comprehensive service offering, Radiant provides domestic and international freight forwarding services, truck and rail brokerage services and other value-added supply chain management services, including customs brokerage, order fulfillment, inventory management and warehousing to a diversified account base including manufacturers, distributors and retailers using a network of independent carriers and international agents positioned strategically around the world.

Investor Contact: Radiant Logistics, Inc. Todd Macomber (425) 943-4541 tmacomber@radiantdelivers.com	Media Contact: Radiant Logistics, Inc. Jennifer Deenihan (425) 462-1094 jdeenihan@radiantdelivers.com

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to trends in the domestic and global economy, our ability to attract new and retain existing agency relationships, acquisitions and integration of acquired entities, availability of capital to support our acquisition strategy, our ability to maintain and improve back office infrastructure and transportation and accounting information systems in a manner sufficient to service our revenues and network of operating locations, our ability to repay outstanding indebtedness, outcomes of legal proceedings, competition, management of growth, potential fluctuations in operating results, and government regulation. More information about factors that potentially could affect Radiant Logistics, Inc. financial results is included Radiant Logistics, Inc.’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.